May 16, 2000



Board of Directors
Thermogenesis Corp.
3146 Gold Camp Drive
Rancho Cordova, CA 95670

               Re:    Common Stock of Thermogenesis Corp.

Dear Ladies and Gentlemen:

     I have  acted  as  General  Counsel  to  Thermogenesis  Corp.,  a  Delaware
Corporation (the "Company"), in connection with the registration of an additional 1,000,000 shares of the Company's common stock (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act"), which will be offered under options pursuant to the Company's Amended 1998 Employee Equity Incentive Plan (the "Plan"), all further described in the Company's registration statement on Form S-8 filed under the Securities Act (the "Registration Statement").

     For the purpose of rendering this opinion, I examined originals or copies of such documents as I deemed to be relevant. In conducting my examination, I assumed without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to me as originals, the conformity to all original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to me by the Company. In addition, in rendering this opinion, I assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

     My opinion is limited solely to matters set forth herein. I am admitted to practice law in the State of California and I express no opinion as to the law of any other jurisdiction other than the laws of the State of Delaware and the laws of the United States.

     Based upon the foregoing, after giving due regard to such issues of law as I deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus which is a part of the Registration Statement (the "Prospectus"), and the Prospectus delivery requirements with



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respect  thereto,  fulfill  all  of the  requirements  of  the  Securities  Act, throughout all periods relevant to the opinion, (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, and (iii) the Company receives, to the extent applicable, the considerations set forth under the Plan and the Stock Agreements, I am of the opinion that the Shares to be issued under the Plan and the Stock Agreements will be legally issued, fully paid and non-assessable.

     I hereby consent in writing to the use of my opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, I do not thereby admit that I come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                                             Sincerely,

                                             BARTEL ENG LINN & SCHRODER

                                        /s/  DAVID C. ADAMS
                                             --------------
                                             David C. Adams